SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     ) *

Zuora, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

98983V 10 6

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Tenaya Capital V, LP
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,535,529 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,535,529 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,535,529 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.8% (3)
12.	Type of Reporting Person (see instructions) PN

(1)

This statement on Schedule 13G is filed by Tenaya Capital V, LP, Tenaya Capital V-P, LP, Tenaya Capital V GP, LP, Tenaya Capital V GP, LLC, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul (collectively, the “Reporting Persons”). These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

The shares are held directly by Tenaya Capital V, LP. Tenaya Capital V GP, LLC is the sole general partner of Tenaya Capital V GP, LP which serves as the sole general partner of Tenaya Capital V, LP. As such, Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP possesses power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP. Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital V GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This beneficial ownership percentage is based on 73,181,559 shares of the Issuer’s Class A Common Stock outstanding as of November 30, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2018 filed with the SEC on December 13, 2018.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Tenaya Capital V-P, LP
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 975,708 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 975,708 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 975,708 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.3% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

The shares are held directly by Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC is the sole general partner of Tenaya Capital V GP, LP which serves as the sole general partner of Tenaya Capital V-P, LP. As such, Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP possesses power to direct the voting and disposition of the shares owned by Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital V GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V-P, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This beneficial ownership percentage is based on 73,181,559 shares of the Issuer’s Class A Common Stock outstanding as of November 30, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2018 filed with the SEC on December 13, 2018.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Tenaya Capital V GP, LP
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,511,237 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,511,237 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,237 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.1% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of 3,535,529 shares of Class A Common Stock held directly by Tenaya Capital V, LP and 975,708 shares of Class A Common Stock held directly by Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC is the sole general partner of Tenaya Capital V GP, LP which serves as the sole general partner of Tenaya Capital V, LP and Tenaya Capital V-P, LP. As such, Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP possesses power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital V GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This beneficial ownership percentage is based on 73,181,559 shares of the Issuer’s Class A Common Stock outstanding as of November 30, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2018 filed with the SEC on December 13, 2018.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Tenaya Capital V GP, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,511,237 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,511,237 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,237 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.1% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of 3,535,529 shares of Class A Common Stock held directly by Tenaya Capital V, LP and 975,708 shares of Class A Common Stock held directly by Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC is the sole general partner of Tenaya Capital V GP, LP which serves as the sole general partner of Tenaya Capital V, LP and Tenaya Capital V-P, LP. As such, Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP possesses power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital V GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This beneficial ownership percentage is based on 73,181,559 shares of the Issuer’s Class A Common Stock outstanding as of November 30, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2018 filed with the SEC on December 13, 2018.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Thomas Banahan
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,511,237 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,511,237 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,237 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.1% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of 3,535,529 shares of Class A Common Stock held directly by Tenaya Capital V, LP and 975,708 shares of Class A Common Stock held directly by Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC is the sole general partner of Tenaya Capital V GP, LP which serves as the sole general partner of Tenaya Capital V, LP and Tenaya Capital V-P, LP. As such, Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP possesses power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital V GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This beneficial ownership percentage is based on 73,181,559 shares of the Issuer’s Class A Common Stock outstanding as of November 30, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2018 filed with the SEC on December 13, 2018.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Benjamin Boyer
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,511,237 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,511,237 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,237 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.1% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of 3,535,529 shares of Class A Common Stock held directly by Tenaya Capital V, LP and 975,708 shares of Class A Common Stock held directly by Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC is the sole general partner of Tenaya Capital V GP, LP which serves as the sole general partner of Tenaya Capital V, LP and Tenaya Capital V-P, LP. As such, Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP possesses power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital V GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This beneficial ownership percentage is based on 73,181,559 shares of the Issuer’s Class A Common Stock outstanding as of November 30, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2018 filed with the SEC on December 13, 2018.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Stewart Gollmer
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,511,237 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,511,237 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,237 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.1% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of 3,535,529 shares of Class A Common Stock held directly by Tenaya Capital V, LP and 975,708 shares of Class A Common Stock held directly by Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC is the sole general partner of Tenaya Capital V GP, LP which serves as the sole general partner of Tenaya Capital V, LP and Tenaya Capital V-P, LP. As such, Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP possesses power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital V GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This beneficial ownership percentage is based on 73,181,559 shares of the Issuer’s Class A Common Stock outstanding as of November 30, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2018 filed with the SEC on December 13, 2018.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Brian Melton
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,511,237 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,511,237 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,237 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.1% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of 3,535,529 shares of Class A Common Stock held directly by Tenaya Capital V, LP and 975,708 shares of Class A Common Stock held directly by Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC is the sole general partner of Tenaya Capital V GP, LP which serves as the sole general partner of Tenaya Capital V, LP and Tenaya Capital V-P, LP. As such, Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP possesses power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital V GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This beneficial ownership percentage is based on 73,181,559 shares of the Issuer’s Class A Common Stock outstanding as of November 30, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2018 filed with the SEC on December 13, 2018.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Brian Paul
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,511,237 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,511,237 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,237 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.1% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of 3,535,529 shares of Class A Common Stock held directly by Tenaya Capital V, LP and 975,708 shares of Class A Common Stock held directly by Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC is the sole general partner of Tenaya Capital V GP, LP which serves as the sole general partner of Tenaya Capital V, LP and Tenaya Capital V-P, LP. As such, Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP possesses power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital V GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This beneficial ownership percentage is based on 73,181,559 shares of the Issuer’s Class A Common Stock outstanding as of November 30, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2018 filed with the SEC on December 13, 2018.

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Class A Common Stock of Zuora, Inc., a Delaware corporation (the “Issuer”).

Item 1(a).	Name of Issuer:

Item 1(b).	Address of Issuer’s Principal Executive Officers:

Zuora, Inc.

3050 South Delaware Street, Suite 301

San Mateo, California 94403

United States of America

Item 2(a).	Name of Person(s) Filing:

Tenaya Capital V, LP

Tenaya Capital V-P, LP

Tenaya Capital V GP, LP

Tenaya Capital V GP, LLC

Thomas Banahan

Benjamin Boyer

Stewart Gollmer

Brian Melton

Brian Paul

Item 2(b).	Address of Principal Business Office:

Tenaya Capital

3280 Alpine Road

Portola Valley, California 94028

United States of America

Item 2(c).	Citizenship:

Tenaya Capital V, LP	Delaware

Tenaya Capital V-P, LP	Delaware

Tenaya Capital V GP, LP	Delaware

Tenaya Capital V GP, LLC	Delaware

Thomas Banahan	United States of America

Benjamin Boyer	United States of America

Stewart Gollmer	United States of America

Brian Melton	United States of America

Brian Paul	United States of America

Item 2(d).	Title of Class of Securities:

Class A Common Stock

Item 2(e).	CUSIP Number:

98983V 10 6

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing This statement on Schedule 13G is provided as of December 31, 2018:

Reporting Persons	Shares of Class A Common Stock Held Directly (1)	Shared Voting Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (3)
Tenaya Capital V, LP	3,535,529	3,535,529	3,535,529	3,535,529	4.8%
Tenaya Capital V-P, LP	975,708	975,708	975,708	975,708	1.3%
Tenaya Capital V GP, LP (2)	0	4,511,237	4,511,237	4,511,237	6.1%
Tenaya Capital V GP, LLC (2)	0	4,511,237	4,511,237	4,511,237	6.1%
Thomas Banahan (2)	0	4,511,237	4,511,237	4,511,237	6.1%
Benjamin Boyer (2)	0	4,511,237	4,511,237	4,511,237	6.1%
Stewart Gollmer (2)	0	4,511,237	4,511,237	4,511,237	6.1%
Brian Melton (2)	0	4,511,237	4,511,237	4,511,237	6.1%
Brian Paul (2)	0	4,511,237	4,511,237	4,511,237	6.1%

(1)	Represents the number of shares of Class A Common Stock held by the Reporting Person as of December 31, 2018.
(2)

Tenaya Capital V GP, LLC is the sole general partner of Tenaya Capital V GP, LP which serves as the sole general partner of Tenaya Capital V, LP and Tenaya Capital V-P, LP. As such, Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP possesses power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Tenaya Capital V GP, LLC and Tenaya Capital V GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital V GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital V, LP and Tenaya Capital V-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This beneficial ownership percentage is based on 73,181,559 shares of the Issuer’s Class A Common Stock outstanding as of November 30, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2018 filed with the SEC on December 13, 2018.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2019

TENAYA CAPITAL V, LP		/s/ Dorian A. Merritt
By:	Tenaya Capital V GP, LP	Thomas Banahan by Dorian A. Merritt as Attorney-in-fact
Its:	General Partner
By:	Tenaya Capital V GP, LLC
Its:	General Partner

By:	/s/ Dorian A. Merritt	/s/ Dorian A. Merritt
	Dorian A. Merritt as Attorney-in-fact	Benjamin Boyer by Dorian A. Merritt as Attorney-in-fact

TENAYA CAPITAL V-P, LP		/s/ Dorian A. Merritt
By:	Tenaya Capital V GP, LP	Stewart Gollmer by Dorian A. Merritt as Attorney-in-fact
Its:	General Partner
By:	Tenaya Capital V GP, LLC
Its:	General Partner

By:	/s/ Dorian A. Merritt	/s/ Dorian A. Merritt
	Dorian A. Merritt as Attorney-in-fact	Brian Melton by Dorian A. Merritt as Attorney-in-fact

TENAYA CAPITAL V GP, LP		/s/ Dorian A. Merritt
By:	Tenaya Capital V GP, LLC	Brian Paul by Dorian A. Merritt as Attorney-in-fact
Its:	General Partner

By:	/s/ Dorian A. Merritt
Dorian A. Merritt as Attorney-in-fact

TENAYA CAPITAL V GP, LLC

By:	/s/ Dorian A. Merritt
Dorian A. Merritt as Attorney-in-fact

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement
Exhibit 99.2:	Power of Attorney